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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Micron Technology, Inc., on Form S-3 as amended (File No. 333-18441) and Forms S-8 (File Nos. 33-3686, 33-16832, 33-27078, 33-38665, 33-38926, 33-
65050, 33-52653, 33-57887 and 333-07283) of our report dated September 19,
1996, except as to the Stock Purchase Plans Note to Consolidated Financial Statements the date of which is September 30, 1996, on our audits of the consolidated financial statements of Micron Technology Inc. and subsidiaries as of August 29, 1996 and August 31, 1995 and for the three years in the period ended August 29, 1996, which report is included in this amendment on Form 10-K/A.

                                          /s/ Coopers & Lybrand
                                           L.L.P.

Boise, Idaho
April 11, 1997